UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2008
INVERNESS MEDICAL INNOVATIONS, INC.

(Exact name of registrant as specified in charter)

Delaware	1-16789	04-3565120

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453

(Address of Principal Executive Offices) (Zip Code)
(781) 647-3900

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On September 15, 2008, the Board of Directors of Inverness Medical Innovations, Inc. (the “Company”) declared a dividend of $4.77 per share on its Series B Convertible Perpetual Preferred Stock (“Series B Preferred Stock”). The dividend will be paid in shares of Series B Preferred Stock in an amount per share of Series B Preferred Stock equal to the quotient of (a) $4.77 divided by (b) 97% of the average of the volume-weighted average price per share of the Series B Preferred Stock on the American Stock Exchange for each of the five consecutive trading days ending on the second trading day immediately prior to the record date of the dividend. The Company will pay cash in lieu of any fractional shares resulting from the dividend. The dividend is payable on October 15, 2008 to holders of record of Series B Preferred Stock at the close of business on October 1, 2008. A copy of the press release announcing the declaration of the dividend is attached hereto as Exhibit 99.1, which is incorporated herein by reference.
     This is the first dividend that the Company has declared and will pay on its Series B Preferred Stock, and such payment will cover the amount of all dividends accrued from May 9, 2008, the original issuance date of the Series B Preferred Stock, through September 30, 2008.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description

99.1	Press Release dated September 15, 2008, entitled “Inverness Medical Innovations Declares Dividend on its Series B Convertible Perpetual Preferred Stock”
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVERNESS MEDICAL INNOVATIONS, INC.
Date: September 15, 2008	By:	/s/ David Teitel
David Teitel
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 15, 2008, entitled “Inverness Medical Innovations Declares Dividend on its Series B Convertible Perpetual Preferred Stock”